Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 4 to Form F-4 of our report dated March 29, 2024 (which includes an explanatory paragraph relating to the SK Growth Opportunities Corporation ability to continue as a going concern), relating to the financial statements of SK Growth Opportunities Corporation, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 30, 2025